 Exhibit 99.1

OceanTech Acquisitions I Corp. Receives Failure to Satisfy a Continued Listing Rule from Nasdaq

New York – May 22, 2024 – OceanTech Acquisitions I Corp., a special purpose acquisition company (“OceanTech” or the “Company”) (Nasdaq: OTEC/OTECU/OTECW), today announced that the Company received written notice (the “Notice”) from the listing qualifications department of The Nasdaq Stock Market (“Nasdaq”) providing that because the Company had not filed the Quarterly Report on Form 10-Q for the first quarter ended March 31, 2024 (the “Quarterly Report”), the Company was not in compliance with Listing Rule 5250(c)(1), and such matter shall be considered by the Nasdaq Hearing Panel for continued listing on Nasdaq. The Notice requested that the Company present its views with respect to this additional deficiency to the Nasdaq Hearing Panel in writing no later than May 28, 2024 (extended from May 27, 2024, pursuant to Listing Rule 5840(e)(1), as May 28, 2024 is the next day that is not a Saturday, Sunday, federal holiday or Nasdaq holiday), make a public announcement by issuing a press release disclosing receipt of the Notice and the Nasdaq Listing Rules upon which the Notice is based, and notify Nasdaq’s MarketWatch Department. The Company hereby submits the press release and has notified Nasdaq’s MarketWatch Department. The Company fully intends to file its Quarterly Report by May 28, 2024.

About OceanTech Acquisitions I Corp.

OceanTech is a blank check company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, with a focus on companies in the technology industry. The Company is sponsored by Aspire Acquisition LLC.

Contacts

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com